EXHIBIT 99.2

On March 5, 2014, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2013 Fourth Quarter and Year-End Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star, one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the call over to Laura Guerrant, inTEST's Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Camille, and thank you for joining us for inTEST's 2013 Fourth Quarter and Year-End Financial Results Conference Call. With us today are Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products Segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products Segment. Mr. Regan will briefly review highlights from the fourth quarter, as well as current business trends, and then will review inTEST's detailed financial results and discuss guidance for the first quarter of 2014. We'll then have time for any questions. If you have not yet received a copy of today's release, a copy may be obtained on inTEST's website at www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Hugh Regan. Please go ahead, Hugh.

Hugh Regan:

Thank you, Laura. I'd like to welcome everyone to our 2013 fourth quarter and year-end results conference call. Before I begin today's remarks, I want to explain Bob Matthiessen's absence from the call this afternoon. Bob had surgery this past Friday and is currently recovering and will be back to join us for the next quarterly conference call when we release Q1 2014 results on May 1, 2014. We all wish him a speedy recovery.

2013 was decidedly a challenging year for the backend semiconductor equipment industry, particularly in the second half of the year. Despite this, we delivered solid operating results. As we had said many times, we have structured our business to make money even during challenging times, and our operating results mark inTEST's fourth consecutive year of profitability as well as our 17th consecutive quarter. As forecasted, our orders in the second half of 2013 were stronger by those in the first half by 5%. 2013 gross margin expanded to 48% from 44% a year ago; and net earnings for the year of $0.30 per diluted share increased by $0.09 over 2012 net earnings. The industry weakness as well as seasonal softening negatively compounded results for the fourth quarter.

Fourth quarter 2013 bookings were $9.3 million compared with third quarter 2013 bookings of $10.4 million and consistent with fourth quarter 2012 booking. 23% of Q4 '13 bookings were derived from non-semiconductor tests. Recall that at the end of the second quarter we have revised the non-semi related historical bookings and revenue figures to include service, which previously had not been included.

Q4 net revenues of $9.3 million were at the high end of our guidance range, and while they were down compared with the $9.9 million for Q3 2013, they improved $1.1 million over fourth quarter 2012 net revenues of $8.3 million. 22% of fourth quarter 2013 net revenues were derived from non-semiconductor tests.

Fourth quarter gross margin of 50% increased 48% from the previous quarter and 42% versus a year ago. Net earnings for the quarter of $0.07 per diluted share exceeded our guidance. They were down quarter-over-quarter compared with the $0.10 per share in Q3 2013, but were substantially increased on a year-over-year basis compared with the $0.02 per share recorded in the fourth quarter of 2012.

In addition, we reported a positive book-to-bill ratio for the quarter, have a solid balance sheet and we continue our trend of generating cash and carrying no debt.

Now, let me turn to the segments in which we operate.

Our Thermal Product segment is the segment providing inTEST with significant growth opportunities in the future. We specialize in delivering semi-custom thermal test solution that can be readily adapted to markets outside of the semiconductor market, including automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications. Thermal segment bookings for the fourth quarter were $5.4 million compared with bookings for the third quarter of $6.5 million. The reduced bookings in the fourth quarter were driven by weakened demand from customers in the Asian transceiver market for our Thermal product, as well as the aforementioned soft semi demand that impacted all three of our product segments. In spite of this weak demand, Thermal bookings in the second half of 2013 were up 18% compared to the first half. The growth in bookings in the second half did not translate into increased revenues in the fourth quarter though, and Thermal segment revenues for the fourth quarter were $5.4 million compared with $5.8 million for the third quarter.

During the fourth quarter, a large order for four Sigma chambers was received from a manufacturer of medical devices for testing pacemakers. Thermal platform activity increased driven by demand in the military and microwave market. Looking forward in 2014, a large military contractor has advised us to expect significant orders for Sigma thermal engine, both current generation and next generation, whose development is now in discussion. The outlook for business at Sigma's historically largest customer is improving. For the last two years this company has been recovering from capacity constraints caused by supply issues from Asia. They're in the process of commissioning a new manufacturing facility in the Midwest and have begun discussions with us to identify thermal test requirement.

Asia has once again become active in Q1 and large orders received from Hakuto for China and Japan with additional orders expected late in the first quarter or early in the second quarter from Chinese customers which could total 20 systems. The OEM Chiller Project for applications in the energy industry has been completed. We are now on the approved vendor list with first orders expected in the second quarter of 2014 for delivery by year-end.

Turning to the Mechanical Products segment, bookings in the fourth quarter were $2.4 million, up from $1.8 million in the third quarter. Fourth quarter Mechanical sales were $2.2 million, consistent with the third quarter. We continued working with a major IDM on manipulator docking and interface product for a new internal test system. The scheduled release of this new test system was at the end of 2013 but they are currently behind schedule. During the quarter, we evaluated several countries for offshore manufacturing of certain products manufactured by the Mechanical Product segment and did much preparation work on that front. Our goal is to reduce operating cost for this segment initially for our best-selling manipulator family but we expect to expand on that if we are successful.

Other 2013 achievements for Mechanical include the development of a new dock for higher-end applications requiring more automation. This was sent for evaluation to a major customer before year-end and has been well received. We are making some minor changes and are ready to announce this product before the end of Q1 2014. We successfully proliferated the PIB direct docking at several sites. We installed the Cobal 500 for a SPEA tester at a Korean customer, which was our first Korean sale to an end user. This was the result of new sales representation there. Our Cobal 250 manipulator is now available for over 20 different test systems, while our Cobal 500 manipulator is now available for 10 different test systems.

2013 revenues for this segment were up slightly from 2012, but remains disappointing. We currently expect more significant growth in revenues in this segment in 2014. First quarter 2014 orders are comparatively strong and broad-based. In addition, we have just received orders for a leasing of three manipulators from a large European IDM. A follow-on order is likely, although the first three have not yet been installed. Incidentally, this is the same customer who has leased substantial equipment from our Thermal division.

Now, let me turn to our Electrical segment. Bookings for the fourth quarter were $1.6 million compared with $2.0 million for the third quarter; and Q4 Electrical revenues were $1.7 million compared with $1.9 million last year. We had initially seen strong orders in this segment early on in the quarter, but that did not continue due to the aforementioned softness in the semi market, as well as the seasonal reduction in demand in the fourth quarter we have seen in recent years.

2013 achievements for the Electrical Product segment include the development of a new wafer probe interface at the request of a major IDM. This was field tested and approved at the start of the year and we installed about 45 of these at various sites for this IDM in 2013. We have named this product Lone Star. We have developed our own in-house tester codenamed 'lynx' to replace an aging commercial unit that had become obsolete. This is currently configured with over 15,000 measurement pins, but the switch matrix can be expanded to 65,000 pins. In high resolution mode, the pins can be paired to achieve measurement accuracy better than 10 milliohms. The major advantage is that the entire interface can be measured in one pass plus the cost of fixturing for each interface is greatly reduced. This is not something that our customers see directly but it does save time and cost. And finally, we are designing a new range of interfaces for a major family of testers and will have first articles available within a few weeks for field testing at customer sites, plus internal evaluation.

Let me now provide a review of Q4 financial results.

Fourth quarter 2013 end user net revenues were $7.9 million or 85% of net revenues compared with third quarter end user net revenues of $8.7 million. OEM net revenues were $1.4 million or 15% of net revenues compared with third quarter OEM net revenues of $1.2 million. As noted earlier, net revenues for markets outside of semiconductor tests were $2.0 million or 22% of net revenues compared with $3.6 million or 37% of net revenues in the third quarter.

The Company's gross margin for the fourth quarter was $4.7 million or 50% as compared with $4.8 million or 48% in the third quarter. The improvement in the gross margin was primarily the result of a decrease in our component material cost, which declined from 33.0% in the third quarter to 31.9% in the fourth quarter. Also contributing to the improvement in our Q4 gross margin was a decrease in our fixed manufacturing cost, which decreased from $1.5 million in Q3, to $1.4 million in Q4.

Our Electrical and Thermal Product segment both experienced reductions in their component material cost during the fourth quarter. Our Electrical Product segment's component material cost decreased from 41.3% in Q3 to 36.9% in Q4, while our Thermal Product segment saw its component material cost decline from 28.2% in Q3 to 26.9% in Q4. The decreases in component material cost in our Electronic Product segment was driven by changes in customer mix, while the reduction in our Thermal Product segment was due to product mix. Offsetting these decreases was an increase in the component material cost of our Mechanical Product segment, which increased from 38.7% in Q3 to 40.2% in Q4 due to both product and customer mix.

I'll now discuss a breakdown of operating expenses for the quarter.

Selling expense for the fourth quarter was $1.4 million compared with $1.3 million for the third quarter, an increase of $168,000 or 13%. The increase was primarily due to increased salary and benefits expense (due to recent additions of staff in our Thermal and Electrical Product segments), as well as higher levels of sales commission expense in those same segments.

Engineering and product development expense was $817,000 for Q4 compared to $945,000 for Q3, a decrease of $128,000 or 14%, driven primarily by reduced spending on product development initiatives in the fourth quarter. To a lesser extent, there were also reductions in patent legal costs.

General and administrative expense for the fourth quarter was $1.4 million compared to $1.5 million in the third quarter, a decrease of $42,000 or 3%. The decrease was primarily driven by reduced cost associated with our year-end audit, salary and benefit cost and intangible amortization. These decreases were partially offset by increases in investor relation and corporate legal expenses.

Other income was $15,000 for the fourth quarter compared to $24,000 for the third quarter and we accrued income tax expense of $345,000 during the fourth quarter compared to $24,000 booked in the third quarter.

Our effective tax rate of 33% in the fourth quarter increased significantly from the 2% recorded in the third quarter. The abnormally low tax rate in the third quarter was primarily driven by the impact of booking the favorable result of the completion of a tax authority audit of our German deferred tax asset where we had a significant valuation allowance. To a lesser extent, we had a tax credit true-up based upon the finalization of our 2012 tax return. We expect our effective tax rate will range from 30 to 33% during 2014. At December 31, 2013, we had a total deferred tax asset of $1.7 million, down $317,000 from September 30.

Fourth quarter net income was $692,000 or $0.07 per diluted share compared with third quarter net income of $1.1 million or $0.10 per diluted share. Average shares outstanding were 10,435,000 at December 31.

Amortization and depreciation expense is $207,000 for the fourth quarter and EBITDA was $1.2 million for the fourth quarter.

For 2013, net revenues were $39.4 million compared to $43.4 million in 2012, a reduction of $4.0 million or 9%, due primarily to the softness in the semiconductor markets in 2013 compared to 2012. However, due to an improved margin in 2013, 48% versus 44% in 2012, and a $1.0 million reduction in operating expenses year-over-year, which were inflated in the first half of 2012 due to the acquisition of Thermonics and costs related to the move of our Silicon Valley operation, our net income for 2013 of $3.1 million or $0.30 per diluted share was $921,000 or $0.09 per share greater than the comparable prior period.

Consolidated headcount at the end of December, which includes temporary staff, was 129, a decrease of two individuals during the fourth quarter in our Mechanical Product segment.

I'll now turn to our balance sheet.

Cash and cash equivalents at the end of the fourth quarter were $19.0 million, up $2.3 million from September 30. We currently expect cash and cash equivalents to increase throughout 2014.

Accounts receivable decreased to $5.7 million at December 31, down $1.7 million since September 30.

Inventory also decreased slightly by $241,000 to $3.2 million at the end of December.

Capital expenditures during the fourth quarter were $167,000 compared to $162,000 in the third quarter. The additions were in our Thermal Product segment and represented additions to our leased system. For 2013, capital expenditures were $424,000 compared to $431,000 in 2012.

I've provided the consolidated and segment booking data earlier in the call, but the backlog at the end of December was $3.1 million, relatively unchanged from the end of September.

In terms of our financial outlook, as noted in our earnings release, due to seasonably lower demand we typically experience at the beginning of each year, we expect that net revenues for the quarter ended March 31, 2014 will be in the range of $8.5 to $9.5 million, with net earnings ranging from $0.02 to $0.06 per diluted share. We currently expect that our Q1 2014 product mix will be slightly less favorable than the fourth quarter of 2013, and that the first quarter gross margin will range from 46 to 48%.

Gartner has forecast that the ATE industry will resume growth in 2014 and we continue to be encouraged by quote activity and momentum which gives us the positive outlook. We see revenue growth resuming in the second quarter of 2014, and overall, we expect that 2014 will be stronger for inTEST than 2013.

As Bob has noted in our prior earnings calls, our long term objective is to grow and transform inTEST into a broad-based thermal solutions test company while continuing to supply our valued customers in the semiconductor test arena. Today, inTEST has evolved into a thermal test solutions provider offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor markets, which include automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications. We believe the conditions for our long-term success remain firmly in place.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question, please press star, followed by the one on your touch-tone phone. If you'd like to withdraw your question, please press the star, followed by the two. And if you are using speaker equipment, you will need to lift the handset before making your selection.

The first question is from the line of Theodore O'Neill with Litchfield Hills Research. Please go ahead.

Theodore O'Neill:

Thanks very much. Hugh, if I'm doing the math right here, the semi-related revenues had dropped sequentially from Q3 to Q4 and you are guiding to a sort of a flattish outlook in Q1. Can you talk about what you're seeing on the semiconductor side in terms of activity and do you think that any of these orders are-these orders, any additional businesses waiting for the end of March or that it's just getting pushed into April?

Hugh Regan:

Well, it's funny, Theodore, and we've got both Dan Graham and Jim Pelrin on the call who can offer additional comments, but we started the quarter off rather robust. And it's slowed down a little bit or taking somewhat of a pause. As we have said in the past, our bookings are not always linear. They can be lumpy. And we can have either front-end loaded, back-end loaded or all over the place quarter. And that seems to be what's happening. It slowed down, but the orders that we've had at least in the semi side have been very broad-based from a large number of customers. Another observation would be that customers that historically have been very large for us are not as large for us this year, which provides sort of a better diversification.

And Dan and Jim, I don't know whether you have got any other color that you would like to add?

James Pelrin:

Only to say that certain non-semi markets, we have seen some recent softness and that's affected us particularly for production applications in Asia. And that's definitely affected us.

Dan Graham:

This is Dan by the way.

Theodore O'Neill:

Okay.

Dan Graham:

Speaking for the mechanical and electrical sides of our business, in recent years, there has been softness at the end of every year. We believe that's caused in large part by the increasing percentage of semi chips going into consumer products. And of course, they have to be ready for the Christmas market. So typically, Q4 actually does turn down.

Theodore O'Neill:

Okay. And Hugh, you've mentioned that on the energy side that OEM Chiller products that yields you would hope to see orders in the second quarter and revenue at year end, does that mean that the revenue really won't hit until 2015?

Hugh Regan:

No. At this point, we are optimistic that we will have fourth quarter revenues. I think we will be able to guide better on this, Theodore, as we move through Q2 and beyond and actually receive the order from the customer.

And I think Jim I don't know whether you've got any further color on that, that you'd like to add?

James Pelrin:

No. I think that's exactly right.

Hugh Regan:

Okay, all right.

Theodore O'Neill:

Could you talk about the ASPs or the unit volume or both?

Hugh Regan:

Jim, do you want to respond to that question?

James Pelrin:

Yes. That's actually a fairly difficult question for us to answer.

Theodore O'Neill:

Okay.

James Pelrin:

And the reason is that we just gained formal approval. We are now an approved vendor and we are now just in a position to begin talking with the customers. So we are in the very, very early stages of that and we don't have a good feel for it. We do know that some of the projects that are involved with the-that are opportunities for us are somewhat slower than expected, because of lots of things going on with nuclear power generation, but we really as you said we really need to wait before we can give you any better information, now that we're talking directly to the customer.

Theodore O'Neill:

Okay. Thank you very much.

Operator:

Thank you. Our next question is from the line of Les Sulewski with Sidoti & Company. Please go ahead.

Les Sulewski:

Good evening guys. Thank you for taking my questions.

Hugh Regan:

Good evening, Les.

Les Sulewski:

Hugh, you mentioned some decrease in cost, in the material cost, the manufacturing costs improving gross margin, do you expect 2014 to benefit from that as well?

Hugh Regan:

Well, I think the primary reduction we had almost $1.0 million reduction in operating expenses year-over-year was driven primarily by the fact that we did not have one-time costs related to the acquisition of Thermonics in our results in '13 that we had in '12. Clearly, we are not going to have that type of reduction in 2014. To be frank, as you know, as we've described in previous conference calls, we're very focused on acquisition. So to the extent that we have an acquisition occur at some point in 2014 I would expect that we would have again one-time costs related to that acquisition included in our results this year. So you possibly have the strong possibility that operating cost will actually increase in 2014 relative to 2013 because of that. But ex-acquisition, we expect our operating cost to remain relatively constant relative to where they were in 2013.

Les Sulewski:

Okay. And I'm looking at semi, are talks still positive on the recovery?

Hugh Regan:

Well if you look at the earnings releases of others in the ATE space, you see various results; in other words I think the market is beginning to open up for all of us just at a different pace for certain of us versus others depending on the customers that you serve and the end-user products that those customers bring to market. Semi, our trade organization, is calling for a 20% to 25% increase in the ATE space that this year I think that might be a little optimistic. But I think we would hope to see at least half that level this year and increase if not a little bit more. But as we've mentioned, quote activity is very strong right now. We did see very strong booking activity earlier in the quarter and we've still got a third of the quarter basically left at this point. So I would not be surprised if we were to see that pick up again.

Les Sulewski:

Thank you. And then shifting to non-semi, is non-semi kind of playing out how you would like? Any changes you think that you can implement? What's your take on the non-semi side?

Hugh Regan:

I'll say a few words and then I'll turn it over to Jim. I think one thing that we always remind people is we are a relatively new market entrant in these markets. So I don't think you can draw significant conclusions from the variability of that percentage quarter-over-quarter. For instance it went from approximately 35% to approximately 22%. I don't know that that is an indication that we're losing market share there, as much as it's an indication that the semi orders relative to our regular orders declined to be honest with you. I think that our goal there is to continue to expand our presence in those various verticals outside of semi. And Jim has added some members to his team to help him achieve that goal and continue to work towards doing that.

Jim I don't know whether you've got anything else you would add?

James Pelrin:

Yes. I think that our overall strategy is to gain a wider exposure within the electronic test industry. We suffer from few people knowing about us and knowing what our capabilities are because we grew out of the semi industry. So in the greater electronic test industry we have programs in place that initiatives that we're in process of implementing to really gain some exposure in the industry.

Les Sulewski:

All right. And perhaps maybe you can do kind of a brief breakdown on what you're seeing from each market?

James Pelrin:

Regarding semi or...

Les Sulewski:

No, non-semi or thermal especially.

Hugh Regan:

Maybe Jim what you could do is describe the markets where you see the greatest efforts in the industry...

James Pelrin:

Sure. Obviously semi is a big component of thermal. Outside of semi the next largest market is in the optical transceiver industry. We are serving production customers where orders typically can be 5, 10, 15 or 20 units. A factory floor could have 100 plus of our tools on the floor. That is a market that we've been serving for four or five years now. As the fiber optic industry matures they require more and more temperature testing. In fact that's the market that is primarily in Asia and has slowed a bit, softened a bit because of demand.

We're also active in the automotive industry but to a lesser extent but also very active in the mil/aerospace. In the mil/aerospace industry we definitely see softness. Military funding is just not what it was. We're not losing business to anyone but our customers are having trouble finding the funding for certain projects and other projects are just not being awarded. I think that's it.

Les Sulewski:

Yes. Thank you for that color. And I appreciate that. And Hugh, one more from me and I'll get back in the queue. Can you provide us on the update on the off-shoring of the manipulators?

Hugh Regan:

I think as I mentioned in the call we are still in the process of working through certain operational aspects related to doing that. I would expect that a final decision on that will be made at some point in the second quarter concerning timing. These things always take a little longer than I think one originally estimates when we started this process.

But Dan I don't know whether you'd have anything you'd want to add at this point to that?

Dan Graham:

No, I think what you said is correct, Hugh. Basically we're quite familiar with all the countries in which we may want to do this from point of view of their culture and their capabilities and their tax structure and that sort of thing. We have zeroed in a couple of countries and we're in the process of getting detailed quotations from companies there. That's an ongoing process. And as Hugh said I would expect to have something within the next two to three months.

Les Sulewski:

Great. Thank you guys.

Hugh Regan:

Yes, Les, I think we can probably comment on that further like I said in the next call.

Les Sulewski:

No problem. Thank you.

Hugh Regan:

You're welcome.

Operator:

Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. And if you are using speaker equipment, you'll need to lift the handset before making your selection.

Our next question is from the line of Srini Sundararajan with Summit Research. Please go ahead.

Srini Sundararajan:

Hi guys. Thank you for taking my question.

Hugh Regan:

Hey Srini.

Srini Sundararajan:

Hi. I just want you guys to take a step back and I feel that you guys have lot of intellectual property and assets in different areas. If somebody there to give you the opportunity to have a master plan or to think more ambitiously than you're doing now, then where would you or what area would you like to concentrate on more among the areas that you are concentrating now? And potentially like where could we be three to four years from now, so what is the master plan, that's kind of my question?

Hugh Regan:

Yes. Well I'll speak for Bob who is not here this evening, who drives the strategy for the Company and for the Board.

Srini Sundararajan:

Okay.

Hugh Regan:

Our goal was to try and double our size actually more than double and get to $100.0 million in three years, Srini. And our goal to do that is through not only organic growth of our existing businesses; primarily further expansion into the verticals that we're expanding into outside of semi. But through at least one if not two strategic acquisitions of businesses that would be oriented towards thermal technology and again with an orientation towards markets outside of semi test to further diversify our revenue stream that with a goal there also of trying to get ourselves to about 50% of our revenues outside of the semi space on a consistent basis. So we've reduced some of the cyclical aspect of riding on this roller coaster in the semi business.

As far as what particular technologies we're looking at in the thermal area as well as non-thermal technologies I mean our M&A search is very focused, but we're looking in some different technologies as well. And we're looking at public companies as well as private companies. So I think one thing I can tell you is we're very focused at this point and active. We've been working with a boutique M&A firm and have recently since January 1 stepped up our activity with this company in evaluating opportunities and seeking them out. And we're optimistic that we would hope to have some transaction at some point to move forward with in 2014. But at this point there is nothing definitive in our pipeline that we can talk about further.

Srini Sundararajan:

Okay. Just a follow-up my point was what mega trend would you guys be trying to follow? Would it be the digital home or the big data revolution or the internet of things? If you manage to ride on one of these things then you could have the growth that you seek and more, but within your areas do you see some ways by which you can hop on to one of these mega trends that's going to happen?

Hugh Regan:

I think actually several of those mega trends you mentioned are things that we are looking at as we evaluate opportunities. I don't know that at this point we're necessarily ready to commit to one or the other. And I would be somewhat reticent to make that statement without my CEO in the room. So I think at this point we will hold on that, but I'm happy to raise that issue with him and have that be a focus of our Q1 conference call to discuss where we see those strategies going forward. I can make that commitment to you.

Srini Sundararajan:

Thank you.

Hugh Regan:

You're welcome.

Srini Sundararajan:

And hope that you all have good health.

Hugh Regan:

Well, thank you. We do as well and on that regard the CEO is recovering nicely. We spoke with him earlier today and he looks forward to being back in his seat soon.

Srini Sundararajan:

Great.

Operator:

Thank you. Our next question is from the line of George Melas with MKH Management. Please go ahead.

George Melas:

Hi, good afternoon guys.

Hugh Regan:

Hello, George. How are you today?

George Melas:

Very well, thanks. I have a question I think is more for Jim. Jim, can you discuss a little bit your go to market strategy on the non-semi thermal side, if you've been able to add a few people and how are you going about both the marketing piece and the sales piece?

Jim Pelrin:

Yes, we have added a business development component. That is actually revamping our website. We are actually doing direct marketing to the electronic test industry on several fronts. We have changed our sales channel wherever necessary. At one time we were very highly dependent upon representatives and distributors that were semiconductor related only. They were very semiconductor-centric. So over the past couple of years we have changed that sales channel to more general electronic test reps, so that we get better representation and better insight into the general electronic test industry.

In addition, we have some things going on that I'm really not prepared to talk about in any detail, but in terms of product development that could get us some significant business, not specifically in electronic test but in the process industry. So we have several things going on and with that we have a separate marketing effort, separate from the electronic test marketing effort. So we're putting quite a bit of energy into the marketing channels.

George Melas:

Okay. Are you somewhat constrained by resources there because-I mean if your sales were a bit higher would you able to put more resources into sales and marketing? Are you constrained there because of the results?

Jim Pelrin:

Well, I think the answer to that is always yes. But in fact I think we have adequate resources.

George Melas:

Okay, very good.

Hugh Regan:

Okay

George Melas:

Okay, best of luck this year.

Hugh Regan:

Thank you.

Jim Pelrin:

Thank you.

Operator:

Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. And if you are using speaker equipment, you'll need to lift the handset before making your selection.

Our next question is from the line of Theodore O'Neill with Litchfield Hills Research. Please go ahead.

Theodore O'Neill:

Hi, just a follow-up question on the acquisition front. You're on track to almost doubling your cash balance from 2011 to 2014. And so I'm wondering is there a sense of urgency in trying to deploy that?

Hugh Regan:

I would say there is a sense of urgency, Theodore. I mean cash at December 31 represents 50% of our total assets. So clearly we wish to deploy that cash and as we've publicly discussed in the past on this call, as well as in investor meetings or at conferences that we've attended that have been webcast that's our primary goals, our Board feels that's a better use of cash than other capital market allocation strategies such as dividends or stock buybacks. That said, we recognize that if an acquisition is not completed in a timely basis the Board will look at other capital allocation strategies in the interim. But the goal was to be able to use these funds to grow the top line through the acquisition of additional technologies.

Theodore O'Neill:

Okay, great. Thank you..

Hugh Regan:

You're welcome.

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[Non-material closing remarks omitted]